                                                                     EXHIBIT 3.2

                                  RESTATED
                                  --------
                        CERTIFICATE OF INCORPORATION
                        ----------------------------
                            OF USWEB CORPORATION
                            --------------------



     USWeb Corporation, a corporation organized and existing under the laws of the State of Delaware, (the "Corporation") hereby certifies as follows:

     A. The name of the Corporation is USWeb Corporation. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 15, 1996.

     B. This Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the corporation.

     C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     D. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:



                                   ARTICLE I

     The name of the corporation is USWeb Corporation (the "Corporation").


                                   ARTICLE II

          The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     1.   Authorized Capital. The aggregate number of shares that the
          ------------------
corporation shall have authority to issue is 112,852,260, divided into 100,000,000 shares of Common Stock, each with $0.001 par value, and 12,852,260 shares of Preferred Stock, each with $0.001 par value. The Preferred Stock shall be issued in three series, which shall be designated "Series A Preferred Stock," consisting of 6,226,166 shares, "Series B Preferred Stock," consisting of 3,103,333 shares, and "Series C Preferred Stock," consisting of 3,522,759 shares.

     2.   Reverse Stock Split.      Upon the filing of this Certificate of
          -------------------
Incorporation with the Secretary of State of the State of Delaware, each currently outstanding share of Common Stock of the Corporation shall be consolidated and combined into one-third (1/3) of a share of Common Stock. No fractional shares of Common Stock shall be issued upon such reverse stock split; any fractional shares that would otherwise result as to any holder shall be rounded up to the nearest whole share. The rights, preferences, privileges and restrictions of the Preferred have been amended hereinbelow as necessary to reflect the occurrence of the reverse stock split contemplated by this paragraph.

     3.   Authorized Capital Following Automatic Conversion Event.  Upon the
          -------------------------------------------------------
automatic conversion of all outstanding shares of Preferred in accordance with the provisions of Article V, Section 4(b) of this Certificate of Incorporation (the "Automatic Conversion Event"), the Corporation shall immediately thereafter be authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation shall have the authority to issue shall be 100,000,000, $0.001 par value, and the total number of shares of Preferred Stock the Corporation shall have the authority to issue shall be 1,000,000, $0.001 par value. Immediately following any Automatic Conversion Event, the Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.


     4.   Restatement of Certificate of Incorporation.  Immediately following
          -------------------------------------------
any Automatic Conversion Event, the Board of Directors of the Corporation is authorized, without the further consent or approval of the stockholders of the Corporation to amend and restate this Certificate of Incorporation to show the authorized classes of capital stock as set forth in the preceding paragraph and to eliminate all references in this Certificate of Incorporation to the rights, preferences, privileges and restrictions of the series of Preferred Stock including those set forth in Article IV, section 1 above and Article V below (and, in connection with any such amendment and restatement, to renumber the remaining Articles).

                                   Article V

       The terms and provisions of the Common Stock and the Preferred Stock are as follows:

     1.   Definitions.  For purposes of this Article, the following definitions
          -----------
shall apply:

          (a) "Corporation" shall mean USWeb Corporation.
               -----------

          (b) "Common Stock" shall mean the Common Stock, $0.001 par value.
               ------------

          (c)  "Convertible Securities" shall mean any evidences of
                ----------------------
indebtedness, shares or other securities (other than shares of Preferred Stock) convertible into or exchangeable for Common Stock.

          (d) "Liquidation Preference" shall mean $0.540541 per share for the
               ----------------------
Series A Preferred Stock, $0.6713211 per share for the Series B Preferred Stock, and $2.07 per share for the Series C Preferred Stock.

          (e) "Options" shall mean rights, options or warrants to subscribe for,
               -------
purchase or otherwise acquire Common Stock or Convertible Securities.

          (f)  "Original Issue Date" shall mean February 20, 1996 for the Series
                -------------------
A Preferred Stock; December 13, 1996 for the Series B Preferred Stock; and April 30, 1997 for the Series C Preferred Stock.

          (g) "Original Issue Price" shall mean $0.540541 per share for the
               --------------------
Series A Preferred Stock, $0.6713211 per share for the Series B Preferred Stock, and $2.07 per share for the Series C Preferred Stock.

          (h) "Preferred Stock" shall mean the Series A Preferred Stock, Series
               ---------------
B Preferred Stock and Series C Preferred Stock, each with $0.001 par value.

     2. Dividends.
        ---------

          (a) Dividend Preference.  The holders of outstanding shares of
              -------------------
Preferred Stock shall be entitled to receive dividends, out of any assets at the time legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock, at the rate of $0.0324 per share of Series A Preferred Stock per annum, $0.0403 per share of Series B Preferred Stock per annum and $0.1242 per share of Series C Preferred Stock per annum or, if greater (as determined on an as-converted basis for the Preferred Stock), an amount equal to that paid on the outstanding shares of Common Stock, when, as and if declared by the Board of Directors of the Corporation; provided, however, that the Board of Directors is
                              --------  -------
under no obligation to pay dividends to such holders, and such dividends, if any, shall be noncumulative. No rights shall accrue to the holders of the Preferred Stock if dividends are not declared in any prior year. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. If and to the extent that the Board of Directors shall declare and set aside for payment any other and further amount of cash or property as a Distribution (as defined herein), such Distribution shall be made with equal priority to the Common Stock and the Preferred Stock, with each share of Preferred Stock being treated for such purpose as if it had been converted into Common Stock at the then-effective Conversion Rate (as defined in Section 4(a)). For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be disregarded.

          (b) Priority of Dividends.  The Corporation shall make no Distribution
              ---------------------
(as defined below) to the holders of shares of Common Stock in any fiscal year unless and until dividends shall have been paid, or declared and set apart, upon all shares of Preferred Stock.

          (c) Distribution.  As used in this section, "Distribution" means the
              ------------
transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation) or the purchase of shares of the Corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

          (d) Consent to Certain Distributions.  The holders of outstanding
              --------------------------------
shares of Preferred Stock shall be deemed to have consented to all distributions or payments to existing or terminated employees, consultants, officers and directors of the Corporation in connection with the termination of employment by or services to the Corporation and relating to the repurchase of shares of capital stock issued to or held by such individuals pursuant to agreements with the Corporation for such repurchases.

     3. Liquidation Rights.
        ------------------

          (a) Liquidation Preference.  In the event of any liquidation,
              ----------------------
dissolution or winding up of the Corporation, either voluntary or involuntary, but excluding any sale, merger or acquisition of the Corporation, the holders of the Preferred Stock shall be entitled to receive, out of the assets of the Corporation, the Liquidation Preference specified for each share of Preferred Stock then held by them plus an amount equal to all declared and unpaid dividends thereon, if any, to the date that payment is made, before any payment shall be made or any assets distributed to the holders of Common Stock.

          (b) Priority.  If upon the liquidation, dissolution or winding up of
              --------
the Corporation, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the numbers of shares of Preferred Stock held by them multiplied by the Liquidation Preference for such shares of Preferred Stock.

          (c) Remaining Assets.  After the payment to the holders of Preferred
              ----------------
Stock of the full preferential amounts specified herein, any remaining assets of the Corporation shall be distributed ratably to the holders of the Corporation's capital stock then outstanding, with each share of Preferred Stock being treated for such purpose as if it had been converted into Common Stock at the then effective Conversion Rate. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be disregarded.

     4.   Conversion.  The holders of the Preferred Stock shall have conversion
          ----------
rights as follows (the "Conversion Rights"):

          (a) Right to Convert.  Each share of Preferred Stock shall be
              ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Original Issue Price divided by the appropriate Conversion Price (as hereinafter defined). The Conversion Price for the Series A Preferred Stock shall initially be $0.540541, and shall be subject to adjustment as provided herein. The Conversion Price for the Series B Preferred Stock shall initially be $0.6713211, and shall be subject to adjustment as provided herein. The Conversion Price for the Series C Preferred Stock shall initially be $2.07, and shall be subject to adjustment as provided herein. (The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for each such series.) Upon any decrease or increase in the Conversion Price or the Conversion Rate for a series, as described in this Section 4, the Conversion Rate or Conversion Price for such series, as the case may be, shall be appropriately increased or decreased.

          (b) Automatic Conversion.  Each share of Preferred Stock shall
              --------------------
automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such share immediately (i) upon the consummation of a firmly underwritten public offering on Form S-1 or SB-2 (or successor form(s)) that results in proceeds to the Corporation in the public offering of at least $20,000,000 (net of underwriting discounts and commissions and offering expenses) and is at a price per share greater than $5.00 (a "Qualifying Public Offering"); or (ii) upon receipt by the Corporation of the consent to such conversion by the holders of a majority of the shares of Common Stock issued or issuable upon the conversion of all issued and outstanding shares of Preferred Stock, which consent may not be unreasonably withheld; or (iii) immediately prior to the effectiveness of a Change of Control. For purposes of this Section 4(b), a "Change of Control" shall mean the occurrence of any of the following events:

            (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than SOFTBANK Corporation and/or any of its affiliates becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the total voting power represented by the Corporation's then outstanding voting securities; or

           (ii) A merger or consolidation of the Corporation with any other corporation or business entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

          (iii) The sale, lease, exchange, disposition or other transfer by the Corporation of all or substantially all of the Corporation's assets.

          (c) Mechanics of Conversion.  No fractional shares of Common Stock
              -----------------------
shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of such fractional shares as determined by the Board of Directors of the Corporation. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

     The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

          (d) Adjustments to Conversion Price.
              -------------------------------

                 (i) Special Definition.  For purposes of this paragraph 4(d),
                     ------------------
"Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date of a particular series of Preferred Stock, other than shares of Common Stock issued or issuable :

                 (ii) upon conversion of shares of Preferred Stock;

                 (iii) to the Corporation's employees, officers, directors and consultants as may be determined by the Corporation's Board of Directors from time to time;

                 (iv) as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(d)(vi), (vii) or (viii) hereof; and

                 (v) pursuant to commercial borrowing, secured lending or lease financing transactions approved by the Board of Directors.

                 (vi) No Adjustment of Conversion Price.  No adjustment in the
                      ---------------------------------
Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue for such share of Preferred Stock.

                 (vii)  Deemed Issue of Additional Shares of Common.
                        -------------------------------------------

                 (viii) Options and Convertible Securities.  In the event the
                        ----------------------------------
Corporation at any time or from time to time after the Original Issue Date of a particular series of Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or exercise of such Options, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price of such series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                     (a) no further adjustment in the Conversion Price of such series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                     (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effec tive, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                     (c) no readjustment pursuant to clause (b) above shall have the effect of increasing the Conversion Price of such series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                     (d) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                  i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                  ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to paragraph 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

              (e) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Prices shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

          (ix) Stock Dividends. In the event the Corporation at any time or
               ---------------
from time to time after the Original Issue Date of a particular series of Preferred Stock shall declare or pay any dividend on the Common Stock payable in Common Stock, and with respect to which no similar Common Stock dividend is to be distributed to holders of such series of Preferred Stock, then and in any such event, Additional Shares of Common shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend and the applicable Conversion Price for the Preferred Stock in effect immediately prior to the close of business on such record date shall, concurrently with the effectiveness of such stock dividend, be proportionately adjusted.

          (x) Adjustment of Conversion Price Upon Issuance of Additional Shares
              -----------------------------------------------------------------
of Common.  In the event the Corporation shall issue Additional Shares of Common
---------
(including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price for the Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price of the Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this paragraph 4(d)(iv), all shares of Common Stock issuable upon exercise, conver sion or exchange of outstanding Options, Preferred Stock and Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to paragraph 4(d)(iii), such Additional
Shares of Common shall be deemed to be outstanding.

          (xi) Determination of Consideration.  For purposes of this
               ------------------------------
subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

          (xi) Cash and Property.  Such consideration shall:
               -----------------

               (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

               (b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

               (c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors.

          (xiii) Options and Convertible Securities.  The consideration per
                 ----------------------------------
share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                 (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                 (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (xiv) Stock Dividends.  Any Additional Shares of Common deemed to
                ---------------
have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

          (xv) Adjustments for Subdivisions or Combinations of Common
               ------------------------------------------------------
Stock. In the event the outstanding shares of Common Stock shall be subdivided (including by stock split or payment of a dividend in Common Stock) into a greater number of shares of Common Stock, the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (including by reverse stock split or reclassification) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
Adjustments to Conversion Prices then in effect shall become effective retroactively with respect to conversions made subsequent to the record date in the case of a dividend, and shall become effective as of the effective date in the case of a subdivision or combination.

          (xvi) Adjustments for Other Distributions.  In the event the
                -----------------------------------
Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made (including, if applicable, an adjustment to one or more Conversion Prices after such record date) so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock then converted into Common Stock immediately prior to such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

          (xvii) Adjustments for Reclassification, Exchange and Substitution.
                 -----------------------------------------------------------
If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

          (xviii)   Series C Conversion Price Adjustment upon Initial Public
                    --------------------------------------------------------
Offering.  If the initial public offering price per share set forth in the
--------
definitive underwriting agreement for the Corporation's firmly underwritten initial public offering is greater than three times the Conversion Price then in effect for the Series C Preferred Stock, then such Conversion Price shall, effective as of the date of filing of such registration statement, be increased by 20%.

          (e) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

          (f) Notices of Record Date.  In the event that the Corporation shall
              ----------------------
propose at any time:

              (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

              (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

              (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

              (iv) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above.

     Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

          (g) Reservation of Stock Issuable Upon Conversion. The Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     5.   Redemption.  If, at any time between January 1, 2001 and November 1,
          ----------
2001, holders of at least two-thirds of the outstanding shares of Preferred Stock (or shares of Common Stock issued or issuable upon conversion thereof) so request in writing (a "Qualifying Request"), the Corporation shall redeem, at the applicable Redemption Price (defined below), up to one-third of the shares of Preferred Stock held by each holder of outstanding Preferred Stock at the time the Qualifying Request is submitted to the Corporation (the "Redeemable Portion") on each of December 1, 2001, December 1, 2002 and December 1, 2003 (each a "Redemption Date") in accordance with the terms and provisions set forth below. Upon receipt of a Qualifying Request, the Corporation shall give notice pursuant to this Section 5 to all holders of the then outstanding Preferred Stock at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. Any holder of Preferred Stock shall be entitled to submit its Redeemable Portion in response to a Redemption Notice (defined below). Subject to the foregoing, in the event the Corporation receives a Qualifying Request, the Corporation shall redeem on each Redemption Date the applicable Redeemable Portion. No redemption obligation shall arise, however, if and to the extent that the Corporation at such Redemption Date shall be prohibited by applicable law from effecting such redemption. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock submitted for redemption on such Redemption Date, those funds which are legally available will be used to first redeem as many shares of Preferred Stock as may be lawfully redeemed and that were submitted for redemption by holders thereof who also submitted the Qualifying Request (the "Qualifying Request Shares"). The shares of Preferred Stock that were submitted for redemption but not so redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date (or such lesser maximum amount that shall be lawful at such time), but which it has not redeemed.

          (a) Notice.  Upon receipt of a Qualifying Request, the Corporation
              ------
shall give, not less than 60 days prior to each Redemption Date, written notice (the "Redemption Notice") to all holders of the Preferred Stock. Subject to the possible restrictions contained in the prior paragraph, the applicable Redeemable Portion shall be redeemed on the applicable Redemption Date at the applicable Redemption Price, which shall equal the applicable Conversion Price plus any declared and unpaid dividends on the Preferred Stock (the "Redemption Price"). The Redemption Notice shall further require each holder submitting shares for redemption to surrender to the Corporation on or before the Redemption Date, at the place designated in the Redemption Notice, such holder's certificate or certificates representing the shares of Preferred Stock to be redeemed. On or prior to the Redemption Date, each holder of shares of Preferred Stock submitted for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation, at the place designated in the Redemption Notice, and shall thereupon be entitled to receive payment of the appropriate Redemption Price. The Corporation shall be under no obligation to redeem shares of Preferred Stock (i) for which no stock certificate or affidavit of lost stock certificate is surrendered on or prior to such Redemption Date or (ii) to the extent that any such redemption would be in violation of applicable law.

          (b) Cessation of Rights.  Subject to the penultimate sentence of the
              -------------------
first paragraph of this Section 5, from and after the applicable Redemption Date, unless there shall have been a default in payment of the appropriate Redemption Price, all rights of the holders of shares of the Preferred Stock submitted for redemption in response to a Redemption Notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be outstanding for any purpose whatsoever. The shares of Preferred Stock not submitted for redemption shall remain outstanding and entitled to all rights and preferences provided herein.

          (c) Deposit of Redemption Price.  Two days prior to each Redemption
              ---------------------------
Date, the Corporation shall deposit in cash the Redemption Price of all outstanding shares of the Preferred Stock submitted for redemption in response to the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the Redemption Date, the Redemption Price of the Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by the Corporation pursuant to this Section 5(c) for the redemption of shares that are thereafter converted into shares of Common Stock pursuant to
Section 4 above no later than the close of business on the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Section 5(c) remaining unclaimed at the expiration of six (6) months following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Preferred Stock and payment of any bond requested by the Corporation, to receive such monies but without interest from the applicable Redemption Date.

     6.   Voting.  Except as otherwise expressly provided herein or as required
          ------
by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

          (a) Preferred Stock.  Each holder of shares of Preferred Stock shall
              ---------------
be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder of Preferred Stock could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote, unless otherwise required by applicable law. The holders of the Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

          (b) Common Stock.  Each holder of shares of Common Stock shall be
              ------------
entitled to one vote for each share thereof held.

          (c) Election of Directors.  The holders of the Preferred Stock, voting
              ---------------------
together as a single class, shall be entitled to elect four directors. The holders of the Common Stock, voting together as a class, shall be entitled to elect one director. Any vacancies on the Board of Directors shall be filled by vote of the holders of the Common Stock and the Preferred Stock, voting together as a single class.

     7. Amendments and Changes.
        ----------------------

          (a) No Series Voting.  Other than as provided by law, there shall be
              ----------------
no series voting.

          (b) Approval by Class.  As long as any of the Preferred Stock shall be
              -----------------
issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or consent as provided by law) of the holders of a majority of the total number of shares of the Preferred Stock then outstanding:

          (i) amend or repeal any provision of, or add any provision to, the Corporation's Amended and Restated Certificate of Incorporation or Bylaws, if such amendment would (x) alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, a series of Preferred Stock, (y) increase the authorized number of shares of the Preferred Stock or any series thereof or (z) authorize, create or issue shares of any class or series of stock having any preference or priority superior to the Preferred Stock with respect to dividends or upon liquidation. In addition, if a proposed amendment would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, a series of Preferred Stock in such a manner as to affect that particular series adversely and disproportionately as compared to the other series of Preferred Stock, then the proposed amendment must be approved (by vote or consent as provided by law) by the holders of a majority of the total number of shares of that particular series of Preferred Stock;

          (ii) redeem or repurchase any issued and outstanding shares of the Corporation's capital stock (except for repurchases of shares of capital stock from employees of the Corporation at the same price per share as the Corporation originally sold such stock to such employees);

          (iii) sell, convey, or otherwise dispose of all or substantially all of its assets or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of; or

          (iv)  amend this Section 7(b).

     8.   Notices.  Any notice required by the provisions of this Article III to
          -------
be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.



                                   Article VI

     The Corporation is to have perpetual existence.

                                  Article VII

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                  Article VIII

     The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                   Article IX

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   Article X

     1a   To the fullest extent permitted by the Delaware General Corporation
Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2a   The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3a   Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   Article XI

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  Article XII

     Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

                                  Article XIII

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.


                                  Article XIV

     Stockholders shall be entitled to cumulative voting rights in the election of directors as set forth in this Article XIV and the Bylaws of the Corporation, but only until cumulative voting rights are not required under Section 2115 of the California Corporations Code. Subject to such limitation, at all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit. At such time as cumulative voting rights are not required under Section 2115 of the California Corporations Code, this Article XIV shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.

                                   Article XV

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by Joseph Firmage, its Chief Executive Officer, effective as of October __, 1997.



                              USWEB CORPORATION


                              By: _____________________________
                                  Joseph Firmage
                                  Chief Executive Officer